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								Exhibit 23.1

		     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 1999 relating to the financial statements, which appears in Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 4, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 4, 1999 relating to the financial statements, which appears in the Current Report on Form 8-K/A dated March 26, 1999.
We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



Cincinnati, Ohio
October 28, 1999